JOHN HANCOCK FUNDS III

John Hancock U.S. Core Fund

AMENDMENT TO SUB-ADVISORY AGREEMENT

AMENDMENT made as of this 1st of October 2009 to the Sub-Advisory Agreement dated September 21, 2005 (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company, and Grantham, Mayo, Van Otterloo & Co. LLC, a Massachusetts limited liability company.  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.          CHANGE IN APPENDIX A

Appendix A of the Agreement, which relates to Section 3 of the Agreement, “Compensation to be Paid by the Manager to the Subadviser,” is hereby amended and restated as shown in Appendix A hereto.

2.          EFFECTIVE DATE

This Amendment shall become effective as of the date first mentioned above.

3.         DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.         OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:       /s/Keith F. Hartstein

Keith F. Hartstein

President and Chief Executive Officer

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

                                                                  By:       /s/J.B. Kittredge

                                                                              Name:     J.B. Kittredge

                                                                              Title:        General Counsel

APPENDIX A

The Subadviser shall serve as investment subadviser for the Fund.  The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed as indicated below.

1.                  The following fee schedule shall be used to determine the applicable rate used in calculating the fee to be paid to the Subadviser under this Agreement, in each case based on the Daily Net Assets as indicated.

Fund	First Tranche: Daily Net Assets up to $500 million	Second Tranche: Daily Net Assets Next $500 million	Third Tranche: Daily Net Assets Next $1 billion	Fourth Tranche: Daily Net Assets Next $1 billion	Fifth Tranche: Daily Net Assets Excess over $3 billion
John Hancock U.S. Core Fund	0.330%	0.310%	0.300%	0.290%	0.270%